Exhibit 99.1

Chiasma Reports Third Quarter 2018 Results

Topline Data from Phase 3 CHIASMA OPTIMAL Trial of Octreotide Capsules, Conditionally Trade-Named MYCAPSSA®, Anticipated by September 2019

Company randomizes 80th patient in Phase 3 MPOWERED™ Trial of Octreotide Capsules and Elects to Resume Enrollment of up to an Additional 15 U.S. Patients to Expand Endocrinologist Experience with Octreotide Capsules in the U.S.

Cash sufficient to fund operations through at least the anticipated release of top-line CHIASMA OPTIMAL data while supporting the MPOWERED™ trial in parallel

Waltham, MA – November 8, 2018 – Chiasma, Inc. (NASDAQ: CHMA), a clinical-stage biopharmaceutical company focused on improving the lives of patients with rare and serious chronic diseases, today reported financial results for the third quarter ended September 30, 2018 and provided a business update.

On October 1, 2018, Chiasma announced that it had completed enrollment of its international Phase 3 clinical trial, referred to as CHIASMA OPTIMAL (Octreotide capsules vs. Placebo Treatment In MultinationAL centers), randomizing a total of 56 patients. This trial is being conducted under a Special Protocol Assessment (“SPA”) agreement with the U.S. Food and Drug Administration (“FDA”) to support potential regulatory approval in the United States of its investigational octreotide capsules, conditionally trade-named MYCAPSSA®, for the maintenance therapy of adult patients with acromegaly. Chiasma anticipates the release of top-line data from this trial by September 2019.

Chiasma is also currently conducting an international Phase 3 clinical trial, referred to as MPOWERED™, of oral octreotide capsules for the maintenance treatment of adult patients with acromegaly to support regulatory approval in the European Union. MPOWERED is a global, randomized, open-label and active-controlled 15-month trial. In October 2018, Chiasma completed the randomization of 80 patients into the nine-month randomized controlled phase of the trial, the minimum amount requested by the European Medicines Agency (“EMA”), from 135 patients who were enrolled into the six-month run-in phase, of which 10 patients currently remain active in run-in. In October 2018, Chiasma elected to resume enrollment in the trial in an effort to enroll up to 15 additional patients exclusively located in the United States in order to gain further U.S. investigator and patient experience with octreotide capsules. As a result of Chiasma’s decision to resume enrollment, the Company now expects to enroll up to the 150-patient enrollment target set forth in the EMA-accepted trial protocol, complete enrollment into the MPOWERED trial in the second quarter of 2019 and to release top-line data from this trial in the second half of 2020.

The Company’s decision to resume enrollment into the MPOWERED trial has no expected impact on the ongoing CHIASMA OPTIMAL trial, or the Company’s planned regulatory activities or timelines associated with the anticipated filing of a U.S. NDA for octreotide capsules. Chiasma continues to believe that the efficacy data from the CHIASMA OPTIMAL trial alone is designed to address the efficacy concerns raised by the FDA in its complete response letter in our first NDA submission and that the FDA only expects to review safety data from the MPOWERED trial as part of its review of our planned NDA resubmission.

“During the third quarter, we continued to advance development of our investigational octreotide capsules product candidate for the maintenance treatment of adult acromegaly patients by completing enrollment of 56 patients in our CHIASMA OPTIMAL Phase 3 clinical trial, which should form the basis of an NDA filing,” said Mark Fitzpatrick, President and Chief Executive Officer of Chiasma. “Our decision to continue the enrollment of an additional 15 patients into the open-label MPOWERED trial will provide valuable real-world investigator and patient experience with octreotide capsules in the U.S. while the double-blind, placebo-controlled CHIASMA OPTIMAL trial is ongoing. The continuation of MPOWERED enrollment will also allow us to focus our limited resources on planned U.S. regulatory activities in 2019 and 2020. The filing, review and approval of a U.S. NDA for octreotide capsules remains our top priority over the next two years, and our U.S. clinical development plan remains on-track.”

Third Quarter 2018 Financial Results

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G&A Expenses: General and administrative expenses were $2.3 million for the third quarter ended September 30, 2018, compared with $2.3 million for the same period of 2017. The current period results include increased legal fees which were primarily offset by a reduction in facility costs.

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R&D Expenses: Research and development expenses were $5.5 million for the third quarter ended September 30, 2018, compared with $4.7 million for the same period of 2017. The increase was primarily due to costs related to the CHIASMA OPTIMAL clinical trial, which was initiated in September 2017.

•	Net Loss: For the quarter ended September 30, 2018, net loss was ($7.5) million, or ($0.31) per basic share, compared with ($6.8) million, or ($0.28) per basic share, in the same period of 2017.

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Cash Position: Cash, cash equivalents and marketable securities as of September 30, 2018 were $48.1 million, compared with $66.9 million as of December 31, 2017, primarily reflecting the Company’s operating expenditures for the first nine months of 2018. The Company expects its existing cash, cash equivalents and marketable securities to fund operations through at least the anticipated release of top-line CHIASMA OPTIMAL data by September 2019 while supporting its MPOWERED trial in parallel.

CHIASMA OPTIMAL Phase 3 Trial

The CHIASMA OPTIMAL trial is a randomized, double-blind, placebo-controlled, nine-month clinical trial of octreotide capsules being conducted under a SPA agreement with the FDA. The trial enrolled 56 adult acromegaly patients whose disease was biochemically controlled, based upon levels of IGF-1, a byproduct of increased growth hormone (GH) levels caused by acromegaly, by injectable somatostatin analogs at baseline (average IGF-1 ≤ 1.0 × upper limit of normal (ULN)). The patients also had confirmed active acromegaly following their last surgical intervention based upon an elevated IGF-1 at that time of ≥ 1.3 × ULN. The trial is randomized on a 1:1 basis, octreotide capsules versus placebo. Patients are being dose titrated from 40 mg per day to up to a maximum of 80 mg per day, equaling two capsules in the morning and two capsules in the evening. Patients who meet predefined withdrawal criteria in either treatment arm during the course of the trial will be considered treatment failures and revert to their original treatment of injections and will be monitored for the remainder of the trial. The primary endpoint of the trial is the proportion of patients who maintain their biochemical response compared to placebo at the end of the nine-month, double-blind, placebo-controlled period as measured using the average of the last two IGF-1 levels ≤ 1.0 × ULN. Chiasma anticipates the release of top-line data from this Phase 3 clinical trial by September 2019.

MPOWERED™ Phase 3 Trial

Chiasma is conducting an international Phase 3 clinical trial under a protocol accepted by the EMA for the Company’s octreotide capsules product candidate for the maintenance therapy of adult patients with acromegaly. The trial, referred to as MPOWERED™, is a global, randomized, open-label and active-controlled, 15-month trial intended to support approval in the European Union. Chiasma plans to enroll up to 150 adult acromegaly patients into the trial, of which it expects to randomize at least 80 patients who are responders to octreotide capsules following a six-month run-in to either octreotide capsules or injectable somatostatin receptor ligands (octreotide or lanreotide), and then followed for an additional nine months. The trial was initiated in March 2016, has enrolled 135 patients to date (of which the EMA-required minimum of 80 patients have been randomized) and is designed to evaluate the proportion of patients who maintain their biochemical response to octreotide capsules and patient-reported outcomes in patients treated with octreotide capsules, compared to patients treated with standard of care injectable somatostatin receptor ligands. Chiasma now anticipates the trial to complete enrollment into the run-in phase in Q2 2019 and expects to release topline data from this Phase 3 clinical trial during the second half of 2020.

About Chiasma

Chiasma is focused on improving the lives of patients who face challenges associated with their existing treatments for rare and serious chronic diseases. Employing its Transient Permeability Enhancer (TPE®) technology platform, Chiasma seeks to develop oral medications that are currently available only as injections. In September 2017, the Company initiated CHIASMA OPTIMAL, its third Phase 3 clinical trial for its octreotide capsules product candidate, conditionally trade-named MYCAPSSA®, for the maintenance therapy of adult patients with acromegaly in whom prior treatment with somatostatin analogs has been shown to be effective and tolerated following agreement with the FDA on the design of the trial through a special protocol assessment. Chiasma is headquartered in Waltham, MA with a wholly-owned subsidiary in Israel. MYCAPSSA, TPE and CHIASMA are registered trademarks of Chiasma. For more information, please visit the Company’s website at www.chiasma.com.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the Company’s development of octreotide capsules, conditionally named MYCAPSSA, for the treatment of acromegaly, the Company’s efforts to potentially obtain regulatory approval in the United States by conducting the Phase 3 CHIASMA OPTIMAL clinical trial under a Special Protocol Assessment, the Company’s efforts to potentially obtain regulatory approval in the European Union by conducting the ongoing MPOWERED Phase 3 clinical trial, the timing of receipt and announcement of top-line and other clinical data and submission of regulatory filings, including the Company’s ability to release top-line data from the CHIASMA OPTIMAL trial by September 2019 and the Company’s ability to release top-line data from the MPOWERED trial during the second half of 2020, and the Company’s cash forecasts, including its expectation that it has sufficient existing cash and investments on hand to fund its operations through at least its anticipated release of top-line data from the Phase 3 CHIASMA OPTIMAL clinical trial by September 2019 while supporting the MPOWERED trial in parallel. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Chiasma’s Annual Report on Form 10-K for the year ended December 31, 2017, and in subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Chiasma undertakes no duty to update this information unless required by law.

Contact:

Ashley R. Robinson

LifeSci Advisors, LLC

617-535-7742

arr@lifesciadvisors.com

Chiasma, Inc.

Condensed Consolidated Statements of Operations

(amounts in thousands except share and per share data)

(unaudited)

	For the three months ended		For the nine months ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Operating expenses:
General and administrative	$2,256	$2,252	$7,317	$7,353
Research and development	5,462	4,691	16,630	13,625

Total operating expenses	7,718	6,943	23,947	20,978

Loss from operations	(7,718)	(6,943)	(23,947)	(20,978)
Other income, net	(275)	(192)	(785)	(556)

Loss before income taxes	(7,443)	(6,751)	(23,162)	(20,422)
Provision for income taxes	27	98	24	301

Net loss	$(7,470)	$(6,849)	$(23,186)	$(20,723)

Earnings per share of common stock:
Basic	$(0.31)	$(0.28)	$(0.95)	$(0.85)

Diluted	$(0.31)	$(0.28)	$(0.95)	$(0.85)

Weighted-average shares outstanding:
Basic	24,389,666	24,365,207	24,385,328	24,361,479

Diluted	24,389,666	24,365,207	24,385,328	24,361,479

Chiasma, Inc.

Condensed Consolidated Balance Sheets Information

(amounts in thousands)

(unaudited)

	September 30, 2018	December 31, 2017
Cash and cash equivalents	$11,169	$14,603
Marketable securities	36,934	52,336
Prepaid expenses and other current assets	1,671	1,768
Property and equipment, net	130	193
Other assets	981	983

Total assets	$50,885	$69,883

Accounts payable	$2,653	$1,017
Accrued expenses	6,179	4,033
Other current liabilities	—	1,695
Long-term liabilities	538	664

Total liabilities	9,370	7,409
Total stockholders’ equity	41,515	62,474

Total liabilities and stockholders’ equity	$50,885	$69,883